Exhibit 10.19

SETTLEMENT AGREEMENT AND RELEASE

SETTLEMENT AGREEMENT AND RELEASE (“Agreement”) made as of this 11th day of April, 2014, by and between Dr. Donald G. Basile (“Basile”) and Violin Memory, Inc., a Delaware corporation (“Violin”).

WHEREAS, Basile and Violin (hereinafter collectively the “Parties”) desire to resolve and settle in full any and all claims that have arisen with respect to Basile’s rights to severance payments, restricted stock units (“RSUs”), and COBRA coverage under the terms of his Employment Agreement with Violin, dated May 3, 2012 (“Employment Agreement”); and

WHEREAS, the Parties are entering into this Agreement for the mutual purposes of avoiding the burdens and expense of litigation that may arise in connection with Basile’s claims;

NOW, THEREFORE, in exchange for and in consideration of the mutual promises, warranties and representations undertaken herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. In full satisfaction of all payments allegedly owed by Violin to Basile under the Employment Agreement, Violin shall pay or provide Basile with the following:

(a) Shares of Violin common stock equal in value to $920,000, the number of shares to be determined by dividing $920,000 by the closing price of Violin common stock on the Effective Date of this Agreement, rounded up to the nearest whole share, and delivered into Basile’s Merrill Lynch account within ten (10) days following the Effective Date of this Agreement (the sale, transfer, or disposition of such shares shall be subject to the terms and conditions in Paragraph 4(d) below);

(b) RSUs in Violin, as further described in paragraph 4 of this Agreement;

(c) 18 months of COBRA continuation health coverage paid for by Violin to the extent Basile elects and remains eligible for such coverage, with such 18-month period commencing as of January 1, 2014 (and for the avoidance of doubt, Basile waives any rights he may have to additional COBRA health coverage, whether paid by him or Violin, under Violin’s group health plans following such initial 18-month period); and

(d) Cash in the amount of $61,109.65, made payable to Paul, Weiss, Rifkind, Wharton & Garrison LLP, as compensation for its retention and representation of Basile, to be delivered to Aidan Synnott, at Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, within five (5) days of the Effective Date of this Agreement. Hereafter, Violin will abide by its obligations under Section 6 of the Indemnification Agreement, dated November 12, 2012 (the “Indemnification Agreement”).

(e) The amounts set forth in Section 1, subparagraphs (a), (b), (c), and (d) are hereinafter collectively known as the “Settlement Amount.” Basile acknowledges and agrees that he is not entitled to any payment from Violin under his Employment Agreement or under any other Violin severance plan, program or agreement in excess of the Settlement Amount or further reimbursement relating to travel and entertainment expenses he incurred while employed by Violin.

(f) Violin acknowledges and agrees that it is not entitled to any reimbursement from Basile relating to travel and entertainment expenses he incurred while employed by Violin.

2. Basile expressly agrees that he will not act on behalf of Violin or hold himself out as authorized to conduct business on behalf of Violin or its affiliates or their employees.

3. Basile represents and warrants that within five business days from the Effective Date he will have returned to Violin all of Violin’s physical or intellectual property known by Basile to be in his possession or under his control, including, without limitation, any physical or electronic documents, memoranda, files, faxes, equipment, books, notes and the like and any and all copies thereof, whether located on a Violin or personal device, and any company identification cards, credit cards, keys, card keys, computers, cell phones or the like. Basile represents and warrants that he has made a diligent search for any such items.

4. (a) The Parties acknowledge and agree that, as of the date of his termination on December 16, 2013, he was entitled to 1,250,000 RSUs that had vested prior to his termination, not including any RSUs whose vesting may have been accelerated pursuant to the Employment Agreement. These 1,250,000 RSUs are hereinafter referred to as the “Vested RSUs.” The Parties acknowledge and agree that the settlement date for the Vested RSUs shall be as follows:

Number of Vested RSUs	Settlement Date
550,000	5/1/14
550,000	5/7/14
150,000	5/12/14

(b) The Parties further acknowledge and agree that, apart from the Vested RSUs, Basile is separately entitled to 1,625,000 RSUs whose vesting was accelerated, and which are now vested, pursuant to the terms on page 4 of Basile’s Employment Agreement under the heading “Severance.” These 1,625,000 RSUs are hereinafter referred to as the “Accelerated RSUs.” The Parties acknowledge and agree that the settlement dates for the Accelerated RSUs shall be as follows:

Number of Accelerated RSUs	Settlement Date
406,250	5/12/14
406,250	6/2/14
406,250	7/2/14
406,250	8/4/14

(c) The Parties further acknowledge and agree that, apart from the Vested RSUs and Accelerated RSUs, Basile is not entitled to any additional RSUs of Violin, and that any right he may have had to any other RSUs is hereinafter irrevocably waived.

(d) On each Settlement Date listed above, with respect to both Vested RSUs and Accelerated RSUs, and upon delivery of the shares of unrestricted common stock described in Section 1(a) above, Basile acknowledges and agrees that he will conduct a broker-assisted sale of sufficient shares of Violin common stock delivered on each Settlement Date or delivery date to cover any required tax withholdings due on that Settlement Date or delivery date, and shall cause the broker to remit the full amount of any such required tax withholdings to Violin within two (2) business days following the applicable Settlement Date or delivery date. Basile acknowledges and agrees that he will not sell, transfer, or otherwise dispose of any shares of Violin stock obtained under this Agreement until Violin has received from the broker any required tax withholdings associated with those shares.

(e) The Parties agree and acknowledge that the settlement of the Vested and Accelerated RSUs hereunder is pursuant to Treasury Regulation section 1.409A-3(g) and shall be treated accordingly.

5. (a) The Parties acknowledge and agree that (i) all of his outstanding options to purchase shares of Violin common stock (the “Outstanding Options”) are as set forth in the table below; (ii) all of the Outstanding Options are currently vested and exercisable; (iii) all of the Outstanding Options expire in accordance with the terms of the stock option grants, dated November 12, 2010 and August 5, 2011, as modified by his Employment Agreement, i.e., at the close of the New York Stock Exchange on August 4, 2021 with respect to the August 5, 2011 grant and November 12, 2020 with respect to the November 12, 2010 grant; (iv) the Outstanding Options are otherwise subject in all respects to the Violin Memory, Inc. 2005 Stock Plan and the stock option agreement pursuant to which they were granted; and (v) as of the Effective Date, Basile will not possess, nor will Basile be entitled to, any stock options for equity of Violin other than the Outstanding Options.

Number of Outstanding Options	Grant Date	Exercise Price
514,116	November 12, 2010	$0.14
910,369	August 5, 2011	$1.42

(b) After the Effective Date, as a consequence of this Agreement, Basile shall not be entitled to receive any other shares, options, grants, or other awards from Violin, and shall have no rights with respect to any equity awards from Violin, other than the shares of unrestricted common stock described in Section 1(a), the Vested RSUs and Accelerated RSUs, as specified above in Section 4, and the Outstanding Options, as specified in this section. Nothing in this Agreement, however, shall be construed to release or waive Basile’s rights to the Vested RSUs, Accelerated RSUs, or Outstanding Options.

6. Basile agrees and acknowledges that the payments and benefits provided to him by Violin pursuant to this Agreement are adequate consideration for the release and other promises herein and that he is entitled to no other payment, benefit or other thing of value under any policy, plan or procedure of Violin or under any prior agreement or contract (whether written or oral) between Basile and Violin or its affiliates or their employees or under the Employment Agreement, except that this Agreement is not meant to limit Basile’s right to recover for any alleged breaches of this Agreement and Release, or Basile’s right to indemnity for any action, suit or proceeding under his Employment Agreement, his Indemnification Agreement, Violin’s by-laws, or applicable law or Basile’s rights in his capacity as a stockholder of Violin.

7. Subject to Section 6 of this Agreement, for and in consideration of the payments to be made and for other valuable consideration to be provided to Basile pursuant to this Agreement, Basile for himself, his family members, his heirs, executors, administrators, trustees, legal representatives, successors and assigns (hereinafter, collectively referred to as

“Basile Releasors”), hereby forever releases and discharges Violin and any of its past, present or future parent entities, partners, subsidiaries, affiliates, divisions, business units, employee benefit and/or pension plans or funds, successors and assigns or each and all of its or their past and present or future directors, officers, attorneys, agents, trustees, administrators, employees, insurers, reinsurers, successors, or assigns (whether acting as agents for Violin or in their individual capacities) (hereinafter collectively referred to as “Violin Releasees”), from any and all claims arising out of the Employment Agreement through the Effective Date, whether known or unknown. In giving the release, which includes claims which may be unknown at present, Basile acknowledges and agrees that he has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Basile hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to the release of any unknown or unsuspected claims Basile may have against Violin arising out of his Employment Agreement.

8. Basile agrees that he will voluntarily, upon reasonable notice, provide information and/or assistance to Violin or the Violin Releasees and make himself reasonably available to Violin or the Violin Releasees at reasonable times and on a reasonable basis in connection with internal company investigations, investigations commenced by any governmental authority or agency, and/or the defense of any pending or future claims asserted by or against Violin or the Violin Releasees as to which he may have relevant information; this includes, but is not limited to, furnishing relevant information and documents to Violin or the Violin Releasees, participating in interviews, and providing testimony at depositions and at trial.

Such cooperation will not unreasonably interfere with Basile’s occupation or professional endeavors. Violin will reimburse Basile for his cooperation to the extent provided by Section 6 of the Indemnification Agreement.

9. Basile and Violin each represents and warrants that as of the date he or it executes this Agreement and Release neither he, nor anyone acting on his behalf, on the one hand, and neither it, nor anyone acting on its behalf, on the other hand, has made or filed, commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Violin or any other Violin Releasee, on the one hand, or against Basile or any other Basile Releasor, on the other hand, with any federal, state or local court, agency or investigative body. To the maximum extent permitted by law, Basile and Violin agree not to do so in the future for any claim or right waived in this Agreement and Release. Nothing herein shall be deemed to interfere with Basile’s or Violin’s right to file a complaint or charge with a governmental agency or to provide truthful information to governmental authorities or in response to a subpoena or other legal process. Basile and Violin acknowledge and agree, however, that by virtue of this Agreement and Release, he and it have waived all relief available to Basile Releasors and Violin Releasees, respectively (including without limitation, monetary damages, attorney’s fees, equitable relief and reinstatement) under any of the claims and/or causes of action waived in Section 7, above. Basile and Violin therefore agree, to the maximum extent permitted by law, that neither he nor it will seek or accept any award or settlement from any source or proceeding with respect to any claim or right waived or released in this Agreement.

10. The making of this Agreement and Release is not intended to be, and shall not be construed as, an admission that any of the Parties hereto violated any federal, state or local law (statutory or decisional), ordinance or regulation, or committed any wrong whatsoever.

11. The Parties acknowledge and agree that Violin has no obligation to rehire Basile for employment or to retain him as an independent contractor, and that Violin may reject such request or application for any reason. Such rejection is not and will not be considered by Basile to be retaliatory or grounds for any claim of wrongful discharge or failure to hire under federal or state law.

12. Basile agrees that, following the Effective Date, with respect to only the next election of Directors, he shall vote any shares of Violin that he holds in accordance with the recommendations of Violin’s Board of Directors.

13. Basile agrees that he (or anyone acting on his behalf) will not make any disparaging comments or statements about Violin or any of its parents, subsidiaries or affiliated entities, and any of their respective products, services, officers, directors or attorneys to any third party, including but not limited to the press, to present or former employees of Violin (or any of its parents, subsidiaries or affiliates), to any individual or entity with whom or which Violin or any of its parents, subsidiaries or affiliates has a business relationship, which could affect adversely the conduct of Violin’s business, its reputation, or the business or reputation of any of the Violin’s parents, subsidiaries, affiliates, officers, directors or attorneys. Violin agrees it (or anyone acting on its behalf) including without limitation its officers and directors (while employed or engaged by Violin) shall not make any disparaging comments or statements about Basile or his performance as an employee or director of Violin to any third party, including but not limited to the press or any of Basile’s prospective or subsequent employers. Notwithstanding anything to the contrary herein, nothing in this Section is intended to prohibit either Basile or

Violin’s officers or directors from (i) testifying truthfully in response to a lawfully issued subpoena or court order, or while under oath in deposition or at trial; (ii) providing truthful information to a governmental agency in response to formal process served in connection with a governmental investigation; (iii) making truthful statements in furtherance of enforcing the terms of this Agreement.

14. The provisions of this Agreement will be held in strictest confidence by Basile and Violin and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) Basile may disclose this Agreement in confidence to his immediate family; (b) the Parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) Violin may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the Parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. Notwithstanding the foregoing, Basile and Violin agree that in the event that he or it is served with a subpoena or other legal process purporting to require disclosure (in a deposition, court proceeding, arbitration, agency proceeding or otherwise) that in any way relates to this Agreement, the claims released herein, and/or in the case of Basile, his employment at Violin, he or it will give prompt written notice, by fax or overnight mail, to Gary Lloyd, General Counsel, Violin, at Violin’s principal office on behalf of Violin and Aidan Synnott, Paul, Weiss, Rifkind Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019 on behalf of Basile. Unless otherwise required by law or court order, the Party giving notice will not make any disclosure pursuant to subpoena or other legal process covered under this section until the other party has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

Additionally, the Party giving notice agrees not to object to the presence of a representative of the other Party at any deposition or in any other forum that is not open to the public, and will use his or its best efforts to obtain approval from others to enable the other Party’s presence of if and to the extent approval is required.

15. If any provision of this Agreement shall be held to be illegal, void or unenforceable by a court of competent jurisdiction, such provision shall be of no force and effect, the Parties shall renegotiate the invalidated provision in good faith to accomplish its objective to the maximum extent permitted by law, and the remainder of this Agreement shall continue in full force and effect.

16. To the extent consistent with applicable law, the Parties agree that this Agreement may be used as evidence only in a subsequent proceeding in which any of the Parties alleges a breach of this Agreement or in which Violin is relying upon this Agreement in support of an affirmative defense.

17. Basile and Violin agree that no fact, evidence, event or transaction currently unknown to him or it but that may hereafter become known to him or it shall affect in any manner the final and unconditional nature of the releases stated above.

18. Each of Basile and Violin represents and warrants that he or it has not assigned to any person or entity any claims released hereunder that he or it had, has or may have against Violin or Basile, including, but not limited to, all claims, demands, causes of action, fees and liabilities for damages of any kind or damages for injury of any kind that were or could have been raised by Basile or Violin as of the date he or it executes this Agreement.

19. Each Party represents and warrants that he or it has not relied on any representations made by another Party in connection with entering into this Agreement and Release other than those explicitly stated herein.

20. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any other breach by any other Party.

21. This Agreement constitutes the complete understanding between the Parties, may not be changed orally and supersedes any and all prior agreements between the Parties. No other agreement relating to the subject of this Agreement shall be binding unless in writing and signed by the Parties after the execution of this Agreement.

22. This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and assigns.

23. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

24. Should any provision of this Agreement require interpretation or construction, it is agreed by the Parties that, since both Parties have participated in the drafting of this Agreement, the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

25. All payments hereunder are subject to all applicable tax and other legally-required withholdings.

26. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely in California, without respect to choice of law principles. Any action to enforce the terms of this Agreement shall be brought in the Superior Court of California, County of Santa Clara or the United States District Court for the Northern District of California.

27. This Agreement shall not become effective until the date that Violin or its attorneys receives a signed copy of this Agreement, executed by Basile (the “Effective Date”).

WHEREFORE, the Parties hereto have caused this Agreement to be executed by their respective signatures below.

/s/ Don Basile	Date: April 12, 2014
DR. DONALD G. BASILE

/s/ Gary Lloyd	Date: April 11, 2014
VIOLIN MEMORY, INC.

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